Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF NOVEMBER 2, 2011

AMONG

JEFFERSON CAPITAL SYSTEMS, LLC,

JEFFERSON CAPITAL CARD SERVICES, LLC,

THE LENDERS,

THE PRIVATEBANK AND TRUST COMPANY
AS ADMINISTRATIVE AGENT, SOLE LEAD ARRANGER,

AND SYNDICATION AGENT

*** Represents material omitted per the Company's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the  Securities Exchange Act of 1934, as amended.

ARTICLE 1 DEFINITIONS
1.1	Definitions
1.2	Other Interpretive Provisions.
ARTICLE 2 THE CREDITS
2.1	Commitments.
2.1.1	Loan Commitment
2.1.2	Increases in the Aggregate Commitment.
2.2	Borrowing Procedures.
2.2.1	Various Types of Loans
2.2.2	Borrowing Procedures
2.2.3	Conversion and Continuation Procedures.
2.3	Required Payments; Termination.
2.4	Interest Rate
2.5	Default Rate
2.6	Method of Payment
2.7	Loan Account; Notes.
2.8	Interest Payment Dates; Interest and Fee Basis
2.9	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions
2.1	Lending Installations
2.11	Non-Receipt of Funds by the Administrative Agent
2.12	Replacement of Lender
2.13	Limitation of Interest
2.14	Fees
2.15	Letters of Credit.
2.15.1	Letter of Credit Commitment.
2.15.2	Letter of Credit Procedures.
2.15.3	Drawings and Reimbursements; Funding of Participations.
2.15.4	Repayment of Participations.
2.15.5	Obligations Absolute
2.15.6	Role of L/C Issuer

2.15.7	Cash Collateral
2.15.8	Applicability of ISP
2.15.9	Conflict with Issuer Documents
2.15.10	Letter of Credit Fees.
ARTICLE 3 YIELD PROTECTION; TAXES
3.1	Yield Protection
3.2	Changes in Capital Adequacy Regulations
3.3	Match Funding
3.4	Funding Indemnification
3.5	Taxes.
3.6	Mitigation of Circumstances; Lender Statements
3.7	Replacement of Lender.
3.8	Survival of Indemnity.
ARTICLE 4 CONDITIONS PRECEDENT
4.1	Effectiveness of this Agreement
4.2	Each Advance

ARTICLE 5 REPRESENTATIONS AND WARRANTIES
5.1	Existence and Standing
5.2	Authorization, Validity and Binding Nature
5.3	No Conflict; Government Consent
5.4	Financial Statements
5.5	No Material Adverse Change
5.6	Taxes
5.7	Litigation and Contingent Obligations
5.8	Subsidiaries
5.9	ERISA
5.1	Regulation U
5.11	Material Agreements
5.12	Compliance With Laws
5.13	Ownership of Properties

5.14	Plan Assets; Prohibited Transactions
5.15	Environmental Matters
5.16	Investment Company Act
5.17	Insurance
5.18	Solvency
5.19	Collection Agencies
5.2	Deposit Account.
5.21	Complete Information
ARTICLE 6 COVENANTS
6.1	Reporting
6.2	Use of Proceeds
6.3	Notice of Default
6.4	Conduct of Business
6.5	Taxes
6.6	Insurance
6.7	Compliance with Laws
6.8	Maintenance of Properties
6.9	Inspection; Field Audits
6.1	Indebtedness
6.11	Merger; Acquisitions
6.12	Sale of Assets; Sale of Portfolios
6.13	Investments and Acquisitions
6.14	Liens
6.15	Affiliates
6.16	Distributions
6.17	Banking Relationship
6.18	Pledge of Collateral; Further Assurances
6.19	Financial Covenants.
6.19.1	Maximum Leverage Ratio
6.19.2	Minimum Fixed Charge Coverage Ratio

6.19.3	Minimum Tangible Net Worth
6.19.4	Minimum Actual Collections
6.2	Operating Leases
6.21	Stearns Financing
ARTICLE 7 DEFAULTS
7.1	Non-Payment
7.2	Breach
7.3	Misrepresentation
7.4	Default Under Other Material Indebtedness
7.5	Split-up of the Borrower
7.6	Bankruptcy; Insolvency
7.7	Liquidation
7.8	Judgments
7.9	Pension Plans
7.1	Invalidity of Loan Documents, etc.
7.11	Cross-Default
7.12	Change in Control
7.13	Invalidity of Subordination Provisions
7.14	Material Adverse Effect

ARTICLE 8 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1	Acceleration
8.2	Waivers and Amendments
8.3	Preservation of Rights; Remedies
ARTICLE 9 GENERAL PROVISIONS
9.1	Survival of Representations
9.2	Governmental Regulation
9.3	Headings
9.4	Entire Agreement
9.5	Several Obligations; Benefits of this Agreement
9.6	Expenses; Indemnification.

9.7	Numbers of Documents
9.8	Accounting
9.9	Severability of Provisions
9.1	Nonliability of Lenders
9.11	Confidentiality
9.12	Nonreliance
9.13	Disclosure
ARTICLE 10 THE AGENT
10.1	Appointment; Nature of Relationship
10.2	Powers
10.3	General Immunity
10.4	No Responsibility for Loans, Recitals, etc.
10.5	Action on Instructions of Lenders
10.6	Employment of Agents and Counsel
10.7	Reliance on Documents; Counsel
10.8	Agents’ Reimbursement and Indemnification
10.9	Notice of Default
10.1	Rights as a Lender
10.11	Lender Credit Decision
10.12	Successor Agents
10.13	Delegation to Affiliates
10.14	Execution of Collateral Documents
10.15	Collateral Releases
10.16	Administrative Agent, etc.
10.17	Co-Agents, Documentation Agent, Syndication Agent, etc.
ARTICLE 11 SETOFF; RATABLE PAYMENTS
11.1	Setoff
11.2	Ratable Payments
ARTICLE 12 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1	Successors and Assigns
12.2	Participations.
12.2.1	Permitted Participants; Effect
12.2.2	Voting Rights
12.2.3	Benefit of Certain Provisions
12.3	Assignments.
12.3.1	Permitted Assignments
12.3.2	Consents
12.3.3	Effect; Effective Date
12.3.4	Register
12.4	Dissemination of Information
12.5	Tax Treatment
12.6	Replacing Non-Consenting Lenders
ARTICLE 13 NOTICES	61
13.1	Notices; Effectiveness; Electronic Communication.
ARTICLE 14 COUNTERPARTS
ARTICLE 15 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1	CHOICE OF LAW
15.2	CONSENT TO JURISDICTION
15.3	WAIVER OF JURY TRIAL
ARTICLE 16 USA Patriot Act
ARTICLE 17 JOINT AND SEVERAL

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is dated as of November 2, 2011, by and among JEFFERSON CAPITAL SYSTEMS, LLC, a Georgia limited liability company (“JCap”), JEFFERSON CAPITAL CARD SERVICES, LLC, a Georgia limited liability company (“JCard”) (each of JCap and JCard are also referred to individually and collectively as the “Borrower” and each reference to the Borrower herein shall mean each such entity, collectively and individually, as the context may require and as applicable), the lending institution(s) listed on the signature pages hereof, and their respective successors assignees (each individually a “Lender” and collectively the “Lenders”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank (the “Administrative Agent”).

The Lenders have agreed to make loans and other financial accommodations to the Borrower upon the terms and conditions set forth herein.

IN CONSIDERATION of the premises, and the mutual covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.  When used herein the following terms shall have the following meanings:

“Account Debtor” means an Account Debtor as defined in the UCC.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of any other Person.

“Administrative Agent” means PrivateBank in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Advance” means a Loan hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of LIBOR Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 50% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means the Administrative Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof.  The initial amount of the Aggregate Commitment is $35,000,000.

“Aggregate Credit Exposure” means, at any time, the aggregate of the Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect; it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, and (iii) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Leverage Ratio	LIBOR Margin	Base Rate Margin	L/C Fee Rate
I	Less than 0.25	***	***	***
II	Greater than or equal to 0.25 but less than 0.75	***	***	***
III	Greater than or equal to 0.75	***	***	***

The LIBOR Margin, the Base Rate Margin and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the earlier of the date Borrower provides or is required to provide the annual and quarterly financial statements and other information pursuant to Sections 6.1(a) or 6.1(b), as applicable, and the related Compliance Certificate, pursuant to Section 6.1(e).  Notwithstanding anything contained in this paragraph to the contrary, (a) if Borrower fails to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 6.1(a), 6.1(b) and 6.1(e), the LIBOR Margin, the Base Rate Margin and the L/C Fee Rate shall be based upon Level III above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Unmatured Default or Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level I until the date on which the financial statements and Compliance Certificate are required to be delivered for the calendar quarter ending December 31, 2011.

*** Represents material omitted per the Company's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the  Securities Exchange Act of 1934, as amended.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of David Burton, Andrew Carlson and Rich Dockendorf.

“Balance Transfer Portfolio” is defined in the definition of Eligible Portfolio.

“Bankruptcy Portfolio” is defined in the definition of Eligible Portfolio.

“Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate, and (ii) the Federal Funds Effective Rate plus 0.50%.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Base Rate Margin” is defined in the definition of Applicable Margin.

“Borrower” means each of JCap and JCard individually and collectively, and each reference to the Borrower herein shall mean each such entity, collectively and individually, as the context may require and as applicable.

“Borrowing Base Amount” shall have the meaning set forth on Annex A attached hereto.

“Borrowing Base Certificate” shall mean a certificate, in the form of Exhibit G attached hereto, to be signed by an Authorized Officer certifying to the accuracy of the Borrowing Base Amount.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.2.2.

“Business Day” means (i) with respect to any borrowing or payment, a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis, Minnesota for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis, Minnesota for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent or an L/C Issuer, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by Lenders).  Derivatives of such term have corresponding meanings.

“Change in Control” means an event or series of events by which CompuCredit Holdings Corporation fails to, directly or indirectly, own and control, free and clear of all Liens or other encumbrances, 51.0% or more, of the membership interests of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Documents” means each security agreement, pledge agreement and any other agreement or instrument pursuant to which the Borrower or any Subsidiary grants collateral to the Administrative Agent for the benefit of the Lenders.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate amount not exceeding the amount set forth opposite such Lender’s name on Schedule 2.1 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period and determined in accordance with GAAP.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans or Advances outstanding at such time plus its Pro Rata Share of the L/C Obligations.

“Credit Extension” means an Advance and/or L/C Credit Extension as applicable.

“Debt-Collection Portfolio” is defined in the definition of Eligible Portfolio.

“Default” means an event described in Article 7.

“Default Rate” is defined in Section 2.5.

“EBITDA” means, for any period, (A) Consolidated Net Income for such period plus, (B) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Interest Expense, (ii) taxes paid, including any amounts paid pursuant to tax sharing agreements to the extent expensed, (iii) the sum of depreciation and amortization, and (iv) other noncash items which are consented to by the Administrative Agent and the Required Lenders, and plus or minus (as applicable) (C) to the extent deducted or added in determining such Consolidated Net Income, foreign exchange losses and gains.

“Eligible Portfolio” shall mean a Portfolio which is:

(a)           a Portfolio of Receivables in which the applicable Account Debtors are (i) individuals, (ii) residents of the United States or United States territories and (iii) not bankrupt at the time of the Borrower’s acquisition of such Portfolio (a “Debt-Collection Portfolio”);

(b)           a Portfolio of Receivables in which the applicable Account Debtors are (i) individuals, (ii) residents of the United States or United States territories, (iii) have elected to participate in the Borrower’s “Balance Transfer” program to obtain a new credit card in exchange for paying all or a portion of the Receivables provided, however, in no event shall the balances of the new credit granted to consumers under the program  be included in the Eligible Portfolio and (iv) not bankrupt at the time of the Borrower’s acquisition of such Portfolio (a “Balance Transfer Portfolio”); or

(c)           a Portfolio of Receivables in which the applicable Account Debtors are (i) individuals, (ii) residents of the United States or United States territories or otherwise subject to the jurisdiction of the United States bankruptcy court and (iii) subject to a Chapter 13 or Chapter 7 bankruptcy proceeding or a court-ordered Chapter 13 bankruptcy plan or dismissal or Chapter 7 bankruptcy dismissal or conversion to Chapter 13 at the time of the Borrower’s acquisition of such Portfolio (a “Bankruptcy Portfolio”);

provided, in each case, that:

(i)           the Borrower owns the Receivables;

(ii)           the Receivables are subject to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Lenders;

(iii)           the Receivables are in an asset class (for example, without limitation, prime credit cards, subprime credit cards, private label credit cards, installment loans, demand deposit accounts, payday loans, auto loans, health care, telecom) which the Borrower has purchased and/or collected prior to the date of this Agreement or such other asset classes as are reasonably approved by Administrative Agent and the Required Lenders; and

(iv)           the Receivables in such Portfolio, taken as a whole, comply in all material respects with all applicable laws, rules and regulations.

“Eligible Portfolio Projections” shall mean the Borrower’s month by month projections with respect to each Eligible Portfolio, including projected collections and expenses with respect thereto.  All Eligible Portfolio Projections shall be in a form reasonably acceptable to the Administrative Agent.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Termination Date” means November 2, 2014, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Field Audit” is defined in Section 6.9.

“Fixed Charge Coverage Ratio” shall mean, as of the end of each month and calculated for a trailing twelve month period, the ratio of the Borrower’s consolidated (a) TTM Adjusted EBITDA minus the sum of (i) unfinanced Capital Expenditures, (ii) income taxes paid in cash, and (iii) Tax Distributions and any other dividends, redemptions and distributions paid in cash, to (b) the sum of Interest Expense paid in cash plus scheduled principal payments on Indebtedness (excluding balloon principal payments due at maturity).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all of the Borrower’s Indebtedness for borrowed money as determined on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Group(s)” with respect to Loans is defined in Section 2.2.1.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) obligations with respect to any interest rate swap, cap, collar or option agreement, or any other agreement pursuant to which such Person hedges interest rate risk, and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Interest Expense” means for any period the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period and determined in accordance with GAAP (including all imputed interest on Capital Leases).

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           the Borrower may not select any Interest Period which would extend beyond the scheduled Facility Termination Date.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

“Issuer Documents” means the L/C Application, the Letter of Credit Agreement and any other documents as may be required by the L/C Issuer in connection with a Letter of Credit.

“JCap” means Jefferson Capital Systems, LLC, a Georgia limited liability company, and its successors and assigns.

“JCard” means Jefferson Capital Card Services, LLC, a Georgia limited liability company, and its successors and assigns.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Advance.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Draw Date” is defined in Section 2.15.3(a).

“L/C Expiration Date” means the day that is thirty days prior to the Facility Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee Rate” is defined in the definition of Applicable Margin.

“L/C Issuer” means PrivateBank, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all L/C Unreimbursed Amounts, including all L/C Borrowings.

“L/C Sublimit” means an amount equal to $5,000,000.  The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments.

“L/C Unreimbursed Amounts” is defined in Section 2.15.3(a).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.10.

“Letter of Credit” and “Letters of Credit” shall mean, all letters of credit issued by the L/C Issuer upon the execution and delivery by the Borrower and the acceptance by the L/C Issuer of a L/C Application and, if required by the L/C Issuer, a Letter of Credit Agreement.

“Letter of Credit Agreement” shall mean PrivateBank’s “Master Letter of Credit Agreement” governing the issuance of all Letters of Credit hereunder, or any other L/C Issuer’s standard letter of credit agreement, if any.

“Leverage Ratio” shall mean, as of the end of each month, the ratio of (a) the Borrower’s Funded Debt, to (b) the TTM Adjusted EBITDA.

“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Margin” is defined in the definition of Applicable Margin.

“LIBOR Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder.  A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

“LIBOR Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) on the date of the commencement of such Interest Period, as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its reasonable discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System, for deposits in dollars for the applicable Interest Period.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1.

“Loan Documents” means this Agreement, any Notes and the Collateral Documents.

“Loan Limit” shall mean, at any time, an amount equal to the lesser of (a) the Aggregate Commitment, and (b) the Borrowing Base Amount.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $2,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Projected Future Collections” shall mean net projected future collections (i.e., net of costs and expenses) as determined from the most recent Eligible Portfolio Projections.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.7(c).

“Notice of Conversion/Continuation” is defined in Section 2.2.3(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, the L/C Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the L/C Issuer or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property by such Person as lessee which is not a Capitalized Lease.

“Other Taxes” is defined in Section 3.5(b).

“Participants” is defined in Section 12.2.1.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Performing Portfolio” means each Eligible Portfolio that has a Progress Ratio of 80% or more; provided that any Eligible Portfolio for which the Borrower has collected less than 4% of its original forecasted projected collections shall be deemed a Performing Portfolio.

“Permitted Purposes” means the purchase after the date hereof of Eligible Portfolios and general working capital purposes; and with respect to the initial Advance hereunder, payment of the costs and expenses related to this Agreement.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Portfolio” means a pool or portfolio of Receivables acquired by the Borrower as part of a single transaction.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by PrivateBank at its principal office in Chicago, Illinois as its prime rate (whether or not such rate is actually charged by PrivateBank), which is not intended to be PrivateBank’s lowest or most favorable rate of interest at any one time.  Any change in the Prime Rate announced by PrivateBank shall take effect at the opening of business on the day specified in the public announcement of such change.

“PrivateBank” means The PrivateBank and Trust Company, an Illinois state chartered bank having its principal office in Chicago, Illinois and an office in Minneapolis, Minnesota, in its individual capacity, and its successors.

“Progress Ratio” means, for each Eligible Portfolio determined as of the last day of a month, the ratio expressed as a percentage of (a) the amount of the actual gross cash collections for such Eligible Portfolio for the immediately preceding calendar quarter to (b) the projected cash collections for such Eligible Portfolio for the same period as set forth in the Eligible Portfolio Projections delivered to the Administrative Agent prior to the commencement of such calendar quarter.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), determined as follows:

(a) prior to the Aggregate Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the Aggregate Commitment and (b) from and after the time the Aggregate Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Credit Exposure by (ii) the Aggregate Credit Exposure.

“Purchasers” is defined in Section 12.3.1.

“Receivables” means any right of the Borrower to the payment of money arising out of a consumer financing transaction, and which right was acquired by the Borrower with a group of similar rights.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having at least sixty-six and 2/3 percent (66 2/3%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least sixty-six and 2/3 percent (66 2/3%) of the Aggregate Credit Exposure.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent and the Required Lenders.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled,

directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries or Property which is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Tangible Net Worth” shall mean, at any time, the total of all assets appearing on a consolidated balance sheet of the Borrower prepared in accordance with GAAP), after deducting all proper reserves (including reserves for depreciation and amortization) minus the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, (ii) any amounts due from shareholders, Affiliates, officers or employees of the Borrower, and (iii) all liabilities of the Borrower that would be shown as such on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.

“Tax Distributions” means distributions to the members of the Borrower in respect of their ownership of the membership interests of the Borrower in the amount necessary to satisfy each such member’s state and federal income tax liabilities attributable to and resulting from such member’s ownership of the Borrower, including any amounts paid pursuant to tax sharing agreements which are not expensed.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.4.

“Type” with respect to Loans is defined in Section 2.2.1.

“TTM Adjusted EBITDA” means, as of any date of determination, EBITDA for the trailing twelve months ended on such date plus an amount equal to the amounts received on Receivables and applied to the recovery of basis under the cost recovery accounting method as determined in accordance with GAAP.

“UCC” shall mean the Uniform Commercial Code in effect in the State of Minnesota from time to time.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrower, the Lenders and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

ARTICLE 2

THE CREDITS

2.1 Commitments.

2.1.1 Loan Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower for Permitted Purposes, provided that after giving effect to any Loan: (a) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment; (b) no Lender’s Credit Exposure shall exceed its Commitment; and (c) the Aggregate Credit Exposure shall not exceed the Loan Limit.  Loans which are repaid may be re-borrowed again.  The Commitments to extend credit hereunder shall expire on the Facility Termination Date.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably based upon their Pro Rata Share of the Aggregate Commitment.

2.1.2 Increases in the Aggregate Commitment.

(a) Increases.  Provided there exists no Default or Unmatured Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request increases in the Aggregate Commitment; provided, that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Aggregate Commitment shall not exceed $50,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to Lenders).

(b) Lender Elections to Increase; Additional Lenders.  Each Lender shall notify the Administrative Agent within the time period specified in Section 2.1.2(a) whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Administrative Agent may also invite additional financial institutions (with the Borrower’s prior consent to any additional Lender identified by the Administrative Agent) to become lenders under this Agreement.

(c) Effective Date and Allocations.  If the Aggregate Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase.  As a condition precedent to any such increase, the Borrower shall deliver to the Administrative Agent a certificate of the

Borrower (in sufficient copies for each Lender), (i) each dated as of the Increase Effective Date and signed by an Authorized Officer, as applicable, (ii) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (iii) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.1.2, the representations and warranties contained Section 5.4 shall be deemed to refer to the most recent statements furnished pursuant to Article 6, and (y) no Default or Unmatured Default exists.

2.2 Borrowing Procedures.

2.2.1 Various Types of Loans.  Each Loan shall be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “Type” of Loan), as the Borrower shall specify in the related Borrowing Notice or Notice of Conversion/Continuation pursuant to Section 2.2.2 or 2.2.3.  LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than three (3) Groups of LIBOR Loans shall be outstanding at any time.  All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (based upon their Pro Rata Share) of all Types and Groups of Loans.

2.2.2 Borrowing Procedures.  The Borrower shall give written notice (each such written notice, a “Borrowing Notice”) or telephonic notice (followed immediately by a Borrowing Notice) to the Administrative Agent of each proposed borrowing not later than:

(a) in the case of a Base Rate Loan, 11:00 A.M., Chicago time, at least one Business Day prior to the proposed date of such borrowing; and

(b) in the case of a LIBOR Loan, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing.

Each Borrowing Notice shall be substantially in the form of Exhibit C, shall be effective upon receipt by the Administrative Agent, and shall specify or include, as applicable, the date, amount and type of borrowing and, in the case of a LIBOR Loan, the initial Interest Period therefor.  Each Base Rate Loan shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000, and each group of LIBOR Loans shall be in an aggregate amount of at least $500,000 and an integral multiple of at least $250,000 thereafter.  Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof.  Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Article 4 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Borrower on the requested borrowing date.  Each borrowing shall be on a Business Day.

Conversion and Continuation Procedures.

(c) Subject to Section 2.2.1, the Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i) elect, as of any Business Day, to convert any Loan (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $250,000) into Loans of the other Type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $250,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $500,000 and an integral multiple of $250,000.

(d) The Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i) the proposed date of conversion or continuation;

(ii) the aggregate amount of Loans to be converted or continued; and

(iii) the duration of the requested Interest Period therefor.

(e) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Borrower shall be deemed to have elected to continue such LIBOR Loans into another LIBOR Loan for the same Interest Period, effective on the last day of such Interest Period.

(f) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation pursuant to this Section or, if no timely notice is provided by the Borrower, of the details of any automatic conversion.

(g) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.4.

2.3 Required Payments; Termination.

(a) Required Payments.  The Aggregate Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.  In the

event the Aggregate Credit Exposure exceeds the Loan Limit at any time, the Borrower shall, within three (3) Business Days after notice from the Administrative Agent, make such repayments of the Loans or take such other actions as are satisfactory to the Administrative Agent as shall be necessary to eliminate such excess.

(b) Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 A.M., Chicago time, five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Credit Exposure would exceed the Aggregate Commitments.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(c) All payments herein are subject to the funding indemnification set forth in Section 3.4.

2.4 Interest Rate.  The Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Base Rate Margin; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin.

2.5 Default Rate.  Upon the occurrence and during the continuance of a Default, each Loan shall bear interest at the interest rate applicable to each Loan (as set forth in Section 2.4) plus 2% per annum (the “Default Rate”), unless the Required Lenders otherwise elect not to impose such Default Rate.

2.6 Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

2.7 Loan Account; Notes.

(a) The Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (i) all Advances and disbursements made by the Lenders to the Borrower pursuant to this Agreement, (ii) all payments made by the Borrower on all such Loans and Advances and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest, fees, charges and expenses.  All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time.  All amounts recorded in the Loan Account shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Loans advanced hereunder, (ii) any accrued and unpaid interest owing on the Loans, and (iii) all amounts repaid on the Loans; provided, however, the failure to record any such amount or any error in recording such amounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement to repay the principal amount of the Loans, together with all interest accruing thereon.  The Administrative Agent shall bill the Borrower for such amounts in which case the amount shall be immediately due and payable with interest thereon as provided herein.

(b) In addition, each Lender may maintain in accordance with its usual practice an account or accounts in which shall be recorded (i) all Advances and disbursements made by such Lender to the Borrower pursuant to this Agreement, (ii) all payments made by the Borrower to such Lender and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest, fees, charges and expenses.

(c) Any Lender may request that its Loans be evidenced by a revolving note in substantially the form of Exhibit F (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.8 Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Base Rate Loan shall be payable on the last day of each month, commencing with the first such date to occur after the date hereof and at the Facility Termination Date.  Interest accrued on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan, upon a prepayment of such Loan and at the Facility Termination Date.  After the Facility Termination Date, and at any time a Default exists, accrued interest on all Loans shall be payable on demand.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  For the purposes of calculating interest on the Loans, interest shall be payable for the day an Advance is made and funds that reduce the outstanding Loans shall be deemed to reduce the outstanding Loans on the Business Day of such application.  If any payment of principal of or interest on the Loans shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.9 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Notice of Conversion/Continuation, Aggregate Commitment reduction notice, and repayment notice received by it hereunder.  The Administrative Agent will give each Lender prompt notice of each change in the Base Rate.

2.10 Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it.

2.11 Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.12 Replacement of Lender.  If the Borrower is required pursuant to Section 3.1, 3.2, 3.3 or 3.5 to make any additional payment to any Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit E and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5.

2.13 Limitation of Interest.  The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, if the interest provisions herein shall result, at any time during any Loan, in an effective rate of interest which, for any month, exceeds the limit of usury or other laws applicable to such Loan, all sums in excess of those lawfully collectible as interest of the period in question shall, without further agreement or notice between or by any party hereto, be applied upon principal immediately upon receipt of such monies by the Administrative Agent or the Lenders, with the same force and effect as though the Borrower has specifically designated such extra sums to be so applied to principal and the Lenders had agreed to accept such extra payment(s) as a premium-free prepayment.  Notwithstanding the foregoing, however, the Lenders may at any time and from time to time elect by notice in writing to the Borrower to reduce or limit the collection to such sums which, when added to such first-stated interest, shall not result in any payments toward principal in accordance with the requirements of the preceding sentence.  In no event shall any agreed to or actual exaction as consideration for a Loan transcend the limits imposed or provided by the law applicable to this transaction or the Borrower for the use or detention of money or for forbearance in seeking its collection.

2.14 Fees.  The Borrower agrees to pay the fees set forth in Annex A attached to this Agreement.

2.15 Letters of Credit.

2.15.1 Letter of Credit Commitment.

(a) Subject to the terms and conditions set forth herein and upon the execution by the Borrower and L/C Issuer of the Letter of Credit Agreement, (x) the L/C Issuer agrees, from time to time on any Business Day during the period from the date hereof until the L/C Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below; and (y) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower, and any drawings thereunder; provided that (A) each Letter of Credit is used for the acquisition of an Eligible Portfolio; (B) after giving effect to any L/C Credit Extension, the Aggregate Credit Exposure shall not exceed the Aggregate Commitment; (C) after giving effect to any L/C Credit Extension, no Lender’s Credit Exposure shall exceed its Commitment; (D) after giving effect to any L/C Credit Extension, the Aggregate Credit Exposure shall not exceed the Loan Limit; and (E) after giving effect to any L/C Credit Extension, the L/C Obligations shall not exceed the L/C Sublimit.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.

(b) The L/C Issuer shall not issue any Letter of Credit, if (i) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date, or (ii) the expiry date of such requested Letter of Credit would occur after the date that is 364 days after the Facility Termination Date, unless either (x) all the Lenders have approved such expiry date, or (y) such Letter of Credit is Cash Collateralized.

(c) The L/C Issuer shall be under no obligation to issue any Letter of Credit if: (i) any condition contained in Sections 4.1 or 4.2 shall not have been satisfied; (ii) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; (iii) except as otherwise agreed by Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000; (iv) such Letter of Credit is to be denominated in a currency other than United States dollars; (v) a default of any Lender’s obligations to fund under Section 2.1 exists, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or (vi) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.  The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.  The L/C Issuer shall be under no obligation to amend any Letter of Credit if (x) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(d) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to Administrative Agent in Article 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it as fully as if the term “Administrative Agent” as used in Article 10 included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

2.15.2 Letter of Credit Procedures.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the Borrower’s completion of an L/C Application delivered to the L/C Issuer (with a copy to Administrative Agent) and a Borrowing Notice delivered to the Administrative Agent, each appropriately completed and signed by an Authorized Officer of the Borrower.  Such L/C Application must be received by the L/C Issuer and Administrative Agent not later than 11:00 A.M., Chicago time, at least two Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer:  (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the purpose and nature of the requested Letter of Credit; and (viii) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Administrative Agent may require.

(b) Promptly after receipt of any L/C Application, the L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, the L/C Issuer will provide Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Person, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.15.3 Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 A.M., Chicago time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, a “L/C Draw Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the L/C Draw Date, the amount of the unreimbursed drawing (the “L/C Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested an Advance of Base Rate Loans to be disbursed on the L/C Draw Date in an amount equal to the L/C Unreimbursed Amount, without regard to the minimum and multiples but subject to conditions precedent set forth in Article 4 (other than the delivery of a Borrowing Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.15.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Lender shall upon any notice pursuant to Section 2.15.3(a) make funds available to Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the L/C Unreimbursed Amount not later than 1:00 P.M., Chicago time, on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.15.3(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  Agent shall remit the funds so received to the L/C Issuer.

(c) With respect to any L/C Unreimbursed Amount that is not fully refinanced by an Advance because the conditions set forth in Article 4 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the L/C Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.15.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.15.

(d) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.15.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(e) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.15.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.15.3 is subject to the conditions set forth in Section 4.2 (other than delivery by Borrower of a Borrowing Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

If any Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.15.3 by the time specified in Section 2.15.3(b), the L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

2.15.4 Repayment of Participations.

(a) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.15.3, if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related L/C Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.15.3(a) is required to be returned under any of the circumstances (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of Lenders under this clause (b) shall survive the payment in full of the Obligations and the termination of this Agreement.

2.15.5 Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; (b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (d) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency law; or (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.  The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

2.15.6 Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 2.15.5; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction) or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.15.7 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize all L/C Obligations.

2.15.8 Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

2.15.9 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

2.15.10  Letter of Credit Fees.

(a) L/C Fees.  The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, a fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time multiplied by the daily amount available to be drawn under such Letter of Credit, which fee shall be (x) calculated on the basis of a year consisting of 360 days, (y) paid for the actual number of days elapsed, and (z) payable quarterly in arrears on the last day of each March, June, September and December, and on the L/C Expiration Date.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Default exists, all L/C Fees shall be increased by 2.0%.

(b) Fronting Fee and Documentary and Processing Charges.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, equal to 0.25% per annum, computed on the  daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect.  Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

ARTICLE 3

YIELD PROTECTION; TAXES

3.1 Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loans, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Loans), or

(c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans or Commitment, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender or applicable Lending Installation first made demand therefor.

3.2 Changes in Capital Adequacy Regulations.  If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Credit Exposure, or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy); provided, however, no Lender may request any amounts under this Section if such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.  “Change” as used in this Section 3.2 means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required by any Lender or any Lending Installation or any corporation controlling any Lender.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.  Notwithstanding anything in this Section 3.2 to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change” for all purposes under this Section 3.2, regardless of the date enacted, adopted or issued.

3.3 Match Funding.  If any Lender determines that maintenance of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  If the Required Lenders determine that deposits of a type and maturity appropriate to match fund Loans are not available, then, within 30 days of demand by the Required Lenders, the Borrower shall pay the Lenders such additional amount or amounts as will compensate such Lenders for such increased cost or reduction in amount received.

3.4 Funding Indemnification.  If any payment of a LIBOR Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such LIBOR Loan, in addition to any customary administrative fees charged by the Administrative Agent in connection with the foregoing.

3.5 Taxes.

(a) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(b) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(c) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, within ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(d) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(f) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

(g) If any Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, such Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Lender, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Lender in the event such Lender is required to repay such refund to such governmental authority.  This subsection shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.6 Mitigation of Circumstances; Lender Statements.  Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to Sections 3.1, 3.2, 3.3 or 3.5 (and, if any Lender has given notice of any such event described in Sections 3.1, 3.2, 3.3 or 3.5 and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent).  Without limiting the foregoing, to the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2, 3.3 and 3.5, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.3, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Loan shall be calculated as though each Lender funded its Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.

3.7 Replacement of Lender.

  If the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 3.1, 3.2, 3.3 or 3.5, the Borrower may designate another bank which is acceptable to the Administrative Agent and the L/C Issuer in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption, such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

3.8 Survival of Indemnity.

  The obligations of the Borrower under Article 3 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Effectiveness of this Agreement.  This Agreement shall not become effective unless the Borrower has furnished to the Administrative Agent the following items with sufficient copies for the Lenders as they may request:

(a) This Agreement.  This Agreement, duly executed and delivered by the Borrower, the Lenders and the Administrative Agent.

(b) Collateral Documents.  Each of the Collateral Documents, duly executed and delivered by the applicable Persons.

Secretary’s Certificate.  A certificate of the Secretary (or other appropriate representative) of the Borrower with certified copies of the following:  (i) its certificate of formation, articles of organization or incorporation, (ii) its operating agreement or bylaws, (iii) resolutions of its managers, members or Board of Directors authorizing the execution, delivery and performance by such party of this Agreement and the other Loan Documents to which such Person is a party, and (iv) the names of the officer or officers of such entity authorized to sign the Loan Documents to which such Person is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and the Lenders may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

(c) Good Standing Certificates.  Certificates of good standing, existence or its equivalent with respect to the Borrower, certified as of an acceptable date by the appropriate governmental authorities of the state of incorporation or organization.

(d) Insurance.  Evidence satisfactory to the Administrative Agent of the existence of insurance required to be maintained pursuant to Section 6.6, together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

(e) Search Results and Releases.  UCC, federal and state tax lien, pending suit and judgment searches for the Borrower, along with acceptable lien releases or payoff letters, in form and substance acceptable to the Administrative Agent as may be necessary to release all Liens and other rights of any Person in any Collateral to the extent such Liens are not otherwise permitted hereunder.

(f) Identity of Borrower.  The Borrower shall have provided the Administrative Agent with any information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent to verify the identity of the Borrower as required by Section 326 of the USA PATRIOT ACT.

(g) Other.  Such other documents as the Administrative Agent may reasonably request.

4.2 Each Advance.  The Lenders shall not be required to make any Advances unless on such date:

(a) There exists no Default or Unmatured Default (and none will result after giving effect to such Advance).

(b) The representations and warranties contained in Article 5 are true and correct as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c) No event shall have occurred which could have a Material Adverse Effect upon the Borrower.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.1 and 4.2 have been satisfied.  Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making an Advance.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1 Existence and Standing.  Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2 Authorization, Validity and Binding Nature.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or entity proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent.  Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Financial Statements.  The financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.4 No Material Adverse Change.  Since December 31, 2010, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5 Taxes.  The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists.  No tax Liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.  The Borrower and each Subsidiary is a disregarded entity under United States federal tax law.

5.6 Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.  The Borrower has no material Contingent Obligations which are not provided for or disclosed in the financial statements referred to in Section 5.4, or otherwise permitted under Section 6.10(f).

5.7 Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.8 ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000 in the aggregate.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.9 Regulation U.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U).

Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.10 Compliance With Laws.  The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.11 Ownership of Properties.  The Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by Section 6.14, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.12 Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Advances hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.13 Environmental Matters.  In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.14 Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15 Insurance.  Set forth on Schedule 5.17 is a complete and accurate summary of the property and casualty insurance program of the Borrower and its Subsidiaries as of the date hereof (and any Certificate of Insurance at any time submitted by the Borrower to the Administrative Agent shall correctly state the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, and deductibles).  Each of the Borrower and its Subsidiaries and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties.

5.16 Solvency.  (a) The fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

5.17 Collection Agencies.  Schedule 5.19 contains an accurate list of all collection agencies (including without limitation law firms or attorneys engaged to make collections) that have been retained by the Borrower as of the date of this Agreement, setting forth their full name, addresses and contact representatives.  If there are written agreements with such collection agencies, law firms or attorneys, the Borrower hereby grants the Administrative Agent the right to inspect, copy and extract such agreements upon reasonable notice to the Borrower.

5.18 Deposit Account.  Schedule 5.20 contains an accurate list of all bank deposit accounts that the Borrower maintains as of the date of this Agreement.

5.19 Complete Information.  This Agreement, the other Loan Documents and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Lenders for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Lenders pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

5.20 Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(a) Audited Financial Statements.  Promptly when available and in any event within 120 days after the close of each fiscal year, a copy of the annual audit report of the Borrower and its Subsidiaries for such fiscal year, including therein consolidated and consolidating balance sheets and statements of earnings and cash flows of the Borrower and its Subsidiaries as at the end of such fiscal year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Borrower and reasonably acceptable to the Administrative Agent.

(b) Quarterly Financial Statements.  Promptly when available and in any event within 45 days after the end of each calendar quarter, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter (prepared by the Borrower), together with consolidated and consolidating statements of earnings and cash flows for such quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such quarter, certified by an Authorized Officer.

(c) Monthly Financial Statements.  Promptly when available and in any event within 30 days after the end of each month, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such month (prepared by the Borrower), together with consolidated and consolidating statements of earnings and cash flows for the period beginning with the first day of such fiscal year and ending on the last day of such month, certified by an Authorized Officer.

(d) Portfolio Reports; Borrowing Base Certificates.

(i) At least two (2) Business Days prior to the proposed acquisition of an Eligible Portfolio for which any Advance is requested and where the purchase price paid for such Eligible Portfolio is greater than $3,000,000, the Borrower shall give written notice to the Administrative Agent with the following information:

(u)	the identity of such Eligible Portfolio;

(v)	the type of Eligible Portfolio;

(w)	the seller of the applicable Eligible Portfolio;

(x)	the aggregate purchase price of the applicable Eligible Portfolio;

(y)	Eligible Portfolio Projections for such Eligible Portfolio; and

(z)	such other information as the Administrative Agent may reasonably request.

(ii) Promptly when available and in any event within 30 days after the end of each month:

(x)
an internal rate of return report in substantially the form of Exhibit A signed by an Authorized Officer, along with a reconciliation to the Borrowing Base Certificate and the financial statements delivered contemporaneously with the report;

(y)
a Borrowing Base Certificate provided, however, that the Borrower shall be permitted to deliver an updated Borrowing Base Certificate at any time and from time to time which includes an Eligible Portfolio that the Borrower is concurrently acquiring with proceeds of the Loans; and

(z)
copies of the purchase and transfer documents and invoice for each new Portfolio where the purchase price paid for such Portfolio is greater than $3,000,000, all certified as being true and correct by an Authorized Officer.

(iii) Promptly when available at the Borrower’s option, updated Eligible Portfolio Projections.

(e) Compliance Certificates.  Promptly when available and in any event within 30 days after the end of each month and contemporaneously when the audit report pursuant to Section 6.1(a) is delivered, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated as of such date and signed by an Authorized Officer, containing a computation of each of the financial ratios (as applicable for such date) and restrictions set forth in Section 6.19 and to the effect that such officer has not become aware of any Default or Unmatured Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

(f) Budget.  Promptly when available and in any event within 90 days after the close of each of its fiscal years, consolidated financial projections for the Borrower and its Subsidiaries for such fiscal year.

(g) Notice of Violations.  Promptly when available and in any event within 10 days after receipt by the Borrower, a copy of any notice alleging any violation of any federal, state or local law or regulation by the Borrower or any of its Subsidiaries, which, in either case, in the reasonable judgment of the Borrower, could be expected to have a Material Adverse Effect.

(h) Collection Agencies.  On each yearly anniversary of the Closing Date, or within 10 days after the written request of the Administrative Agent, an updated list of all collection agencies used by the Borrower, setting forth their full name, address and a contact representative for such collection agency.

(i) Other Information.  Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

5.21 Use of Proceeds.  The Borrower will use the proceeds of the Advances solely for Permitted Purposes.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any margin stock (as defined in Regulation U).

5.22 Notice of Default.  The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

5.23 Conduct of Business.  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and reasonable extensions thereof, in each case, relating to the purchase, sale or servicing of consumer receivables.  The Borrower, will, and will cause each Subsidiary to, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.24 Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

5.25 Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with responsible insurance companies, such insurance as may be required by any law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, including, but not limited to Errors and Omissions and Commercial

General Liability insurance policies for at least $1,000,000; and, upon request of the Administrative Agent, furnish to Administrative Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower.  The Borrower shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) naming the Administrative Agent as an additional insured with respect to each policy of insurance, as the Administrative Agent may direct from time to time, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.  UNLESS THE BORROWER PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE BORROWER’S INTERESTS.  THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL.  THE BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

5.26 Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, materially comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect; provided that allegations by a federal or state governmental or regulatory agency or authority of the Borrower’s noncompliance, which the Borrower is contesting in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Borrower’s books, shall not constitute a breach of this Section.

5.27 Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

5.28 Inspection; Field Audits.  The Borrower shall permit, and shall cause each Subsidiary to permit, the Administrative Agent, or any Person designated by the Administrative Agent, to call at the Borrower’s places of business at any reasonable times and upon reasonable prior notice, and, without unreasonable hindrance or delay, to inspect the Borrower’s and each Subsidiary’s property, equipment or other tangible assets and to inspect, audit, check and make extracts from the Borrower’s and each Subsidiary’s books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower’s and each Subsidiary’s businesses, the Borrower’s and each Subsidiary’s assets or any transactions between the parties hereto, and shall have the right to make such verification concerning the Borrower’s and each Subsidiary’s businesses as the Administrative Agent determines (collectively, a “Field Audit”).  The Borrower authorizes the Administrative Agent to discuss the affairs, finances and business of the Borrower and each Subsidiary with any officers, employees or directors of the Borrower, and to discuss the financial condition of the Borrower with the Borrower’s independent public accountants.  Any such discussions shall be without liability to any Lender or the Administrative Agent.  The Borrower shall pay to the Administrative Agent all customary fees and all costs and out-of-pocket expenses incurred by the Lenders and the Administrative Agent in the exercise of their rights hereunder, and all of such fees, costs and expenses shall constitute obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to any Loan, provided, however, that so long as no Default or Unmatured Default exists, the Borrower shall not be required to reimburse the Administrative Agent or Lenders for more than two Field Audits in any calendar year, and not more than $15,000 per Field Audit; and provided, further, that so long as no Default or Unmatured Default exists, the Administrative Agent shall not conduct more than two Field Audits in any calendar year unless the Administrative Agent in good faith reasonably believes that there has been an adverse change in circumstances involving the Borrower, its business and/or its operations.

5.29 Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness or guaranty the Indebtedness of any Person, except:

(a) The Obligations.

(b) Indebtedness owed to the Administrative Agent in connection with any interest rate swap, cap, collar or option agreement, or any other agreement pursuant to which such Person hedges interest rate risk.

(c) Indebtedness described on Schedule 6.10 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased.

(d) Indebtedness in the nature of trade accounts payable which are within their terms.

(e) Contingent Obligations incurred in the ordinary course of business which are not material.

(f) Contingent Obligations relating to the purchase and sale of Portfolios in the ordinary course of business.

(g) Contingent Obligations incurred in the ordinary course of business which are disclosed in the financial statements referred to in Section 5.4.

Indebtedness incurred in connection with Liens permitted by Sections 6.14(a), (b), (c), (e) and (f).

5.30 Merger; Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or purchase or otherwise acquire all or substantially all of the assets (other than in connection with the acquisition of a Portfolio) or equity interests of any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.

5.31 Sale of Assets; Sale of Portfolios.  The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose (with or without recourse) of any Portfolio, except for any sales to third parties where the aggregate sale price is for fair value.

5.32 Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a) Portfolios purchased in the ordinary course of business.

(b) Investments in existing Subsidiaries as of the date hereof as listed on Schedule 5.8.

(c) Investments in the nature of a receivable from CompuCredit Holdings Corporation.

(d) For 90 days after the date hereof, bank deposits in the ordinary course of business.

(e) Deposits at PrivateBank.

(f) From and after the 90th day following the date hereof, bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits which are maintained with any bank other than PrivateBank shall not at any time exceed $1,500,000 or 20% of the prior month’s total collections, whichever is greater.

(g) Trust accounts established for the benefit of third parties, or as may be required by law or regulation in the performance of the Borrower’s business in the ordinary course.

(h) Deposits at MidAmerica Bank & Trust Company and/or other financial institutions in connection with the issuance of the balance transfer credit cards in the ordinary course of Borrower’s business.

5.33 Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower, any of its Subsidiaries, except:

Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(a) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(b) Attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

(c) Liens arising from precautionary UCC financing statements regarding Operating Leases and in connection with the sale of Receivables by Borrower in the ordinary course of its business.

(d) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(e) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(f) Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(g) Liens described on Schedule 6.14.

5.34 Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

5.35 Distributions.  The Borrower shall not, and shall not permit any Subsidiary to, (i) make any cash distribution or cash dividend, to any of its members, (ii) purchase or redeem any of its membership interests or any warrants, options or other rights in respect thereof, (iii) pay any management fees or similar fees to any of its members or any Affiliate thereof (except in exchange for bona fide services rendered pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and in compliance with the provisions of

Section 6.15), or (iv) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Indebtedness, except:

(a) any Subsidiary may pay dividends or make other distributions to the Borrower;

(b) the Borrower may make Tax Distributions; and

(c) after November 2, 2012, so long as no Default or Unmatured Default exists or would result therefrom (including pro-forma compliance with the financial covenants), and provided that the Borrower has not less than a total of $5,000,000 of cash on hand and availability under Section 2.1.1 both prior to and after such distribution, JCap may make distributions to its members during any fiscal year in an amount not to exceed 25% of the prior fiscal year’s Consolidated Net Income.

5.36 Banking Relationship.  The Borrower will, and will cause each Subsidiary to, at all times from and after the 90th day following the date hereof and during the term of this Agreement, (a) utilize the Administrative Agent as its primary bank for financial services, and (b) maintain its main operating accounts with the Administrative Agent.

5.37 Pledge of Collateral; Further Assurances.  The Borrower will take, and cause each Subsidiary to take, such actions as are necessary or as the Administrative Agent may reasonably request from time to time to ensure that the Obligations of the Borrower hereunder and under the other Loan Documents:

(a) are secured by a first priority blanket Lien on all assets of the Borrower, including a pledge of 100% of the equity interests in each Subsidiary; and

(b) are secured by a first priority blanket Lien on all assets of the Borrower’s direct and indirect Subsidiaries (other than non Wholly-Owned Subsidiaries).

5.38 Financial Covenants.

5.38.1 Maximum Leverage Ratio.  As of the end of each month, the Borrower shall maintain a Leverage Ratio of not greater than 1.25 to 1.00.

5.38.2 Minimum Fixed Charge Coverage Ratio.  As of the end of each month, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 6.00 to 1.00.

5.38.3 Minimum Tangible Net Worth.  As of the end of each month, the Borrower shall maintain a Tangible Net Worth in an amount not less than $45,000,000, plus fifty percent (50%) of the aggregate Consolidated Net Income earned by the Borrower during each calendar quarter, commencing with the calendar quarter ending on December 31, 2011, provided, however, net losses incurred in any calendar quarter shall not be subtracted in the determination of the Tangible Net Worth requirement.

Minimum Actual Collections.  The Borrower’s actual collections from all of its Portfolios in the aggregate shall exceed 80% of the original forecasted collections.  As used herein, “original forecasted collections” means the estimated remaining collections of the Borrower’s Portfolios as set forth in the Borrower’s original forecast made at the time of purchase of the Portfolios.

5.39 Operating Leases.  The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Operating Lease, except for Operating Leases which have payments of not more than $1,000,000 in the aggregate for any fiscal year.

5.40 Stearns Financing.  From and after the date of this Agreement, the Borrower shall not borrow any additional funds from Stearns Bank National Association (“Stearns Bank”), whether pursuant to that certain Note Purchase Agreement dated as of July 24, 2009, as amended (the “Note Purchase Agreement”) or otherwise.  On or before the six-month anniversary of the date hereof, the Borrower shall (i) terminate the Note Purchase Agreement and all documents executed or delivered in connection therewith, (ii) pay-off all Indebtedness owed to Stearns Bank, and (iii) provide evidence, in form and substance acceptable to the Administrative Agent, that all Liens of Stearns Bank (including the Liens evidenced by UCC financing statements filed in Georgia and identified by file # 0602009-06683 and file # 0602099-08678) have been terminated.

ARTICLE 6

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

6.1 Non-Payment.  Nonpayment of principal or interest upon any Loan, or nonpayment of any commitment fee or other obligations under any of the Loan Documents within five Business Days after the same becomes due.

6.2 Breach.  The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.4, 6.7, 6.9 through 6.14, 6.16, 6.19 through 6.21; or the breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

6.3 Misrepresentation.  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or any Agent under or in connection with this Agreement, any Advance, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

6.4 Default Under Other Material Indebtedness.  Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness (unless it is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside in accordance with GAAP); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date (unless it is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside in accordance with GAAP); or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof (unless it is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside in accordance with GAAP); or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

6.5 Split-up of the Borrower.  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

6.6 Bankruptcy; Insolvency.  The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

6.7 Liquidation.  Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

6.8 Judgments.  The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $500,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

Pension Plans.  The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $20,000 or any Reportable Event shall occur in connection with any Plan.

6.9 Invalidity of Loan Documents, etc.

  Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Loan Document shall fail to remain in full force or effect or any action shall be taken by or on behalf of the Borrower to discontinue or to assert the invalidity or unenforceability of any Loan Document.

6.10 Cross-Default.  The occurrence of any “default”, as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

6.11 Change in Control.  Any Change in Control shall occur.

6.12 Invalidity of Subordination Provisions.  Any subordination provision in any document or instrument governing Subordinated Indebtedness, shall cease to be in full force and effect, or the Borrower or any other Person (including the holder of any applicable Subordinated Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision.

6.13 Material Adverse Effect.  The occurrence of any event having a Material Adverse Effect.

ARTICLE 7

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

7.1 Acceleration.  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of any Agent or any Lender.  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder, or (b) declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

7.2 Waivers and Amendments.  Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, (x) that increases in the Aggregate Commitment pursuant to Section 2.1.2 shall not require the consent of the Required Lenders, and (y) that no such supplemental agreement shall, without the consent of all of the Lenders:

Extend the final maturity of any Loan, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(a) Reduce the percentage specified in the definition of Required Lenders.

(b) Extend the Facility Termination Date or reduce the amount or extend the payment date for the mandatory payments required under Section 2.3, or increase the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

(c) Amend this Section 8.2.

(d) Except as provided in the Collateral Documents, release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.  The Administrative Agent may waive payment of the fee required under Section 12.3.3.

7.3 Preservation of Rights; Remedies.  No delay or omission of the Administrative Agent or any Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 8

GENERAL PROVISIONS

8.1 Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances herein contemplated.

8.2 Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.3 Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

8.4 Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

8.5 Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

8.6 Expenses; Indemnification.

(a) The Borrower shall reimburse the Administrative Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or any Lender) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time the Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by the Administrative Agent from information furnished to it by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement.

(b) The Borrower hereby further agrees to indemnify the Administrative Agent, each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction) of the party seeking indemnification.   The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

8.7 Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

8.8 Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

8.9 Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lenders.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

8.10 Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.  Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.  Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

8.11 Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Advances provided for herein.

8.12 Disclosure.  The Borrower and each Lender hereby acknowledge and agree that PrivateBank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

ARTICLE 9

THE AGENT

9.1 Appointment; Nature of Relationship.  PrivateBank is hereby appointed by each of the Lenders as their contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article 10.  Notwithstanding the use of the defined term “Administrative Agent”, it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the UCC and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

9.2 Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the

Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

9.3 General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

9.4 No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as the Administrative Agent or in its individual capacity).

9.5 Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata (based upon the ratio that their respective Commitments bear to the Aggregate Commitment) against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

9.6 Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

9.7 Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

9.8 Agents’ Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent based upon their respective Pro Rata Share (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

9.9 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

9.10 Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

9.11 Successor Agents.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent.  Upon the effectiveness of the resignation of an Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

9.12 Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of their duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles 9 and 10.

9.13 Execution of Collateral Documents.  The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Document(s) and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Document(s).

9.14 Collateral Releases.  The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

9.15 Administrative Agent, etc.

  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.

9.16 Co-Agents, Documentation Agent, Syndication Agent, etc.

  Neither any of the Lenders identified in this Agreement as a “Sole Lead Arranger”, “Co-Lead Arranger”, “Documentation Agent” or “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE 10

SETOFF; RATABLE PAYMENTS

10.1 Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

10.2 Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral based upon their respective Pro Rata Share.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE 11

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

11.1 Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

Participations.

11.1.1 Permitted Participants; Effect.  With the prior written consent of the Borrower (provided if a Default or Unmatured Default exists, Borrower’s consent is not required), any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

11.1.2 Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

11.1.3 Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

11.2 Assignments.

11.2.1 Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a

Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or  (unless the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

11.2.2 Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if any Unmatured Default or Default has occurred and is continuing.  The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  The consent of the Borrower and the Administrative Agent shall be required prior to an assignment to a Non-U.S. Lender.  Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

11.2.3 Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee by the Lender to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Credit Exposure be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

11.3 Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and, with the prior written consent of the Borrower (provided if a Default or Unmatured Default exists, Borrower’s consent is not required) any prospective Transferee, any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

11.4 Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

11.5 Replacing Non-Consenting Lenders.  If, in connection with any proposed amendment, modification, waiver or consent to any of the provisions of the Agreement as contemplated by Section 8.2, the consent of the Required Lenders is obtained but the consent of one or more of such other Lender whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more replacement Lenders so long as at the time of such replacement, each such replacement Lender consents to the proposed amendment, modification, waiver or consent and each such non-consenting Lender is repaid in full for each of its outstanding Loans and paid all accrued interest on such Loans and all fees and expenses payable to it pursuant to this Agreement or (B) terminate such non-consenting Lender’s Commitments and/or repay each of the outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s amendment, modification, waiver or consent (along with all accrued interest thereon and all fees and expenses payable to it pursuant to this Agreement), provided that, unless the Commitments that are terminated and Loans that are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (which in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.

NOTICES

11.6 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, at its address or facsimile number set forth on the signature page hereof;

(ii) if to an Agent, at its address or facsimile number set forth on the signature page hereof; and

(iii) if to a Lender, to it at its address or facsimile number set forth on the signature page hereof  (or in its administrative questionnaire, if applicable).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Electronic Communications.  Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender  pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE 12

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE 13

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

13.1 CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF MINNESOTA.

13.2 CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN HENNEPIN COUNTY, MINNESOTA.

13.3 WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER

SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE 14

USA PATRIOT ACT

The Administrative Agent and the Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, the Administrative Agent is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Administrative Agent to identify the Borrower in accordance with the Act.

ARTICLE 15

JOINT AND SEVERAL

Each Borrower agrees that it is liable, jointly and severally with the other Borrower, for the payment of the Obligations, and that the Administrative Agent can enforce such Obligations against one or both of the Borrowers, in the Administrative Agent’s sole and unlimited discretion.  Each Borrower agrees that no invalidity, irregularity or unenforceability of all or any part of any Borrower’s joint and several liability or of any security therefor or other recourse with respect thereto shall affect, impair or be a defense to any other Borrower’s joint and several liability, and all Obligations are primary obligations of each Borrower.  Each Borrower represents that it expects to derive benefits from the Credit Extensions to each Borrower, and finds it advantageous, desirable and in its best interests to execute and deliver this Agreement and the Notes.

[remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

Address: 600 S. Highway 169, Suite 1597 Minneapolis, MN 55426 Attention: David M. Burton	JEFFERSON CAPITAL SYSTEMS, LLC, a Georgia limited liability company By: /s/David M. Burton Name: David M. Burton Title: Manager

Address: 600 S. Highway 169, Suite 1597 Minneapolis, MN 55426 Attention: David M. Burton	JEFFERSON CAPITAL CARD SERVICES, LLC, a Georgia limited liability company By: /s/David M. Burton Name: David M. Burton Title: Manager

With a copy to: Rohit H. Kirpalani, Esq. CompuCredit Corporation Five Concourse Parkway, Suite 400 Atlanta, GA 30328

Address: 50 South Sixth Street, Suite 1415 Minneapolis, MN 55402 Attention: Seth Hove	THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank, as a Lender and the Administrative Agent By: /s/Seth Hove Name: Seth Hove Title: Associate Managing Director
With a copy to: 120 South LaSalle Street Chicago, IL 60603 Attention: Loan Operation

ANNEX A

As used in the Agreement, “Borrowing Base Amount” shall mean, with respect to Eligible Portfolios which are Performing Portfolios, the sum of:

(a)           an amount equal to *** of the Net Projected Future Collections of ***; plus

(b)           an amount equal to *** of the Net Projected Future Collections of ***; plus

(c)           an amount equal to *** of the Net Projected Future Collections of ***.

With respect to Section 2.14 of the Agreement:

2.14.1           Non-Use Fee.  The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders, a non-use fee equal to 0.50% multiplied by the total of (a) the Aggregate Commitment, minus (b) the daily average of the Aggregate Credit Exposure, which non-use fee shall be (x) calculated on the basis of a year consisting of 360 days, (y) paid for the actual number of days elapsed, and (z) payable quarterly in arrears on the last day of each March, June, September and December, and on the Facility Termination Date.

2.14.2           Fee Letters.  The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s own account or the Lenders, as applicable, such fees as are mutually agreed to from time to time by the Borrower.

2.14.3           Early Commitment Reduction/Termination Fee.  In the event of a permanent reduction of the Aggregate Commitment prior to November 2, 2012, the Borrower shall be required to pay to the Administrative Agent, for the benefit of the Lenders (at the time of such reduction), a fee equal to 1.0% multiplied by the amount by which the Aggregate Commitment is permanently reduced.  In the event of a termination of this Agreement prior to November 2, 2012, the Borrower shall be required to pay to the Administrative Agent, for the benefit of the Lenders (at the time of such termination), a fee equal to 1.0% multiplied by the then Aggregate Commitment.

*** Represents material omitted per the Company's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the  Securities Exchange Act of 1934, as amended.

EXHIBIT A

FORM OF IRR REPORT

***

*** Represents three pages omitted per the Company's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the  Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of November 2, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Jefferson Capital Systems, LLC, a Georgia limited liability company (“JCap”), Jefferson Capital Card Services, LLC, a Georgia limited liability company (“JCard”) (each of JCap and JCard are individually and collectively referred to as the “Borrower”), the lenders party thereto and The PrivateBank and Trust Company, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected   of JCap;

2.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.  Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of _________________, 201 .

Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of ________________, 201__ with
provisions of Section 6.19 of the Agreement
SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

FORM OF BORROWING NOTICE

BORROWING NOTICE

To:           THE PRIVATEBANK AND TRUST COMPANY

This Borrowing Notice is furnished pursuant to that certain Credit Agreement dated as of November 2, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Jefferson Capital Systems, LLC, a Georgia limited liability company (“JCap”), Jefferson Capital Card Services, LLC, a Georgia limited liability company (“JCard”) (each of JCap and JCard are individually and collectively referred to as the “Borrower”), the lenders party thereto and The PrivateBank and Trust Company, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Borrowing Notice have the meanings ascribed thereto in the Agreement.

The undersigned hereby gives irrevocable notice pursuant to Section 2.2.2 of the Agreement of a request hereby for a borrowing, or notice pursuant to Section 2.15.2(a) of the Agreement for the issuance of a Letter of Credit, as applicable as follows:

(i)           The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____ in the amount of $______________, which shall be [Base Rate] [LIBOR] Loans.  [If LIBOR Loans, then the duration of the initial Interest Period for the LIBOR Loan is ____ month(s).]

(ii)           The requested Letter of Credit in the face amount of $__________ should be issued for the benefit of _________________.

The undersigned hereby certifies that on the date hereof and on the date of the Credit Extension set forth above, and immediately after giving effect to such Credit Extension requested hereby: (x) there exists and there shall exist no Unmatured Default or Default under the Agreement; and (y) each of the representations and warranties contained in the Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Agreement.

The Borrower has caused this Borrowing Notice to be executed and delivered by its officer thereunto duly authorized on ___________, 201__.

JEFFERSON CAPITAL SYSTEMS, LLC

By:
Title:

JEFFERSON CAPITAL CARDSERVICES, LLC

By:
Title:

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

To:           THE PRIVATEBANK AND TRUST COMPANY

This Notice of Conversion/Continuation is furnished pursuant to that certain Credit Agreement dated as of November 2, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Jefferson Capital Systems, LLC, a Georgia limited liability company (“JCap”), Jefferson Capital Card Services, LLC, a Georgia limited liability company (“JCard”) (each of JCap and JCard are individually and collectively referred to as the “Borrower”), the lenders party thereto and The PrivateBank and Trust Company, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Notice of Conversion/Continuation have the meanings ascribed thereto in the Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Agreement, of its request to:

(a)           on [    date    ] convert $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [_____] month(s)];

[(b)           on [    date    ] continue $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [_____] month(s).

The undersigned hereby certifies that on the date hereof and on the date of the conversion/continuation set forth above, and immediately after giving effect to the conversion/continuation requested hereby: (i) there exists and there shall exist no Unmatured Default or Default under the Agreement; and (ii) each of the representations and warranties contained in the Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Agreement.

The Borrower has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________, 201__.

JEFFERSON CAPITAL SYSTEMS, LLC

By:
Title:

JEFFERSON CAPITAL CARDSERVICES, LLC

By:
Title:

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto (the “Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]

3.	Borrower(s):	Jefferson Capital Systems, LLC, a Georgia limited liability company and Jefferson Capital Card Services, LLC, a Georgia limited liability company.

4.	Administrative Agent:	The PrivateBank and Trust Company, as the Administrative Agent under the Credit Agreement.

5.	Credit Agreement:
The Credit Agreement dated as of November 2, 2011 among Jefferson Capital Systems, LLC, a Georgia limited liability company and Jefferson Capital Card Services, LLC, a Georgia limited liability company, individually and collectively as the Borrower, the Lenders party thereto, and The PrivateBank and Trust Company, as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans1
____________2	$	$	_______%
____________	$	$	_______%
____________	$	$	_______%

7.	Trade Date:	3

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

Effective Date: ____________________, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

3 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
[Consented to and]4 Accepted:

The PrivateBank and Trust Company, as Administrative Agent

By:
Title:

[Consented to:]5

[NAME OF RELEVANT PARTY]

By:
Title:

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Borrower and/or other parties (e.g., L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of  the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Minnesota.

EXHIBIT F

FORM OF NOTE

REVOLVING NOTE

$__________________________	_____________, 201__ Minneapolis, Minnesota
1.           Promise to Pay.  FOR VALUE RECEIVED, JEFFERSON CAPITAL SYSTEMS, LLC, a Georgia limited liability company (“JCap”) and JEFFERSON CAPITAL CARD SERVICES, LLC, a Georgia limited liability company (“JCard”) (JCap and JCard are individually and collectively the “Borrower”), each individually and collectively, and jointly and severally, hereby promises to pay to the order of ___________________ (the “Lender”), the principal amount of ___________________ Dollars ($________________), or the aggregate unpaid amount of all Loans made to or for the benefit of Borrower by the Lender pursuant to the Credit Agreement (as defined below), at the office of The PrivateBank and Trust Company in Chicago, Illinois, as Administrative Agent together with interest thereon.

2.           Interest and Principal.  Interest on the principal amount shall be computed and paid in accordance with the terms of the Credit Agreement.  The principal amount shall be due and payable in accordance with the Credit Agreement.  All payments hereunder shall be applied in the order of priority set forth in the Credit Agreement.

3.           Credit Agreement.  This Note evidences the Loans incurred under, and payment hereof may be accelerated as provided in, that certain Credit Agreement dated as of November 2, 2011 (as amended, restated, modified or supplemented from time to time and in effect, the “Credit Agreement”), among the Borrower, the lenders party thereto, including the Lender, and The PrivateBank and Trust Company, as Administrative Agent.  Reference is hereby made for a statement of the terms and conditions governing this Note.  Terms not otherwise defined herein are used herein as defined in the Credit Agreement.

4.           Waivers; Enforcement Costs.  The Borrower hereby waives protest, demand, notice of nonpayment and all other notices in connection with the performance or enforcement of this Note.  No delay on the part of the Lender or the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof.  The remedies of the Lender and the Administrative Agent are cumulative and no single or partial exercise of any right or remedy available to the Lender or the Administrative Agent shall preclude other or further exercise thereof or the exercise of any other right or remedy.  The Borrower promises to pay all costs of collection, including attorneys’ fees and legal expenses as set forth in the Credit Agreement.

5.           Governing Law.  This Note shall be governed by the laws of the State of Minnesota, which laws shall govern the enforceability, validity and interpretation of this Note.

[The signature page follows.]

[SIGNATURE PAGE TO REVOLVING NOTE DATED _______________, 201__]

JEFFERSON CAPITAL SYSTEMS, LLC, a Georgia limited liability company By:________________________________ Its:________________________________

JEFFERSON CAPITAL CARD SERVICES, LLC, a Georgia limited liability company By:________________________________ Its:________________________________

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE

To:           THE PRIVATEBANK AND TRUST COMPANY

This Borrowing Base Certificate is furnished pursuant to that certain Credit Agreement dated as of November 2, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Jefferson Capital Systems, LLC, a Georgia limited liability company (“JCap”), Jefferson Capital Card Services, LLC, a Georgia limited liability company (“JCard”) (each of JCap and JCard are individually and collectively referred to as the “Borrower”), the lenders party thereto and The PrivateBank and Trust Company, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Borrowing Base Certificate have the meanings ascribed thereto in the Agreement.

The Borrower hereby certifies and warrants to the Administrative Agent and the Lenders that at the close of business on ______________, 201_, the Borrowing Base Amount was $_____________, computed as set forth on the schedule attached hereto.

The undersigned hereby certifies that on the date hereof: (x) there exists and there shall exist no Unmatured Default or Default under the Agreement; and (y) each of the representations and warranties contained in the Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by its duly authorized officer on _______________, 201__.

JEFFERSON CAPITAL SYSTEMS, LLC, a Georgia limited liability company By:________________________________ Its:________________________________

JEFFERSON CAPITAL CARD SERVICES, LLC, a Georgia limited liability company By:________________________________ Its:________________________________

SCHEDULE TO BORROWING BASE CERTIFICATE

Dated as of [_____________, 201__]

1.***	Net Projected Future Collections	Advance Rate	Availability
	$	***	$
	$	***	$
	$	***	$
	$	***	$

2.***	Net Projected Future Collections	Advance Rate	Availability
	$	***	$
	$	***	$
	$	***	$

3.***	Net Projected Future Collections	Advance Rate	Availability
	$	***	$
	$	***	$
	$	***	$

4.Borrowing Base Amount	$
5.Aggregate Credit Exposure	$
6.Net Availability [Excess of Item 4 over Item 5]	$
7.Required Payment [Excess of Item 5 over Item 4]	$

Supporting information (in a format similar to the Borrowing Base Certificate form delivered by the Borrower to the Administrative Agent prior to the date of the Credit Agreement) is attached.

*** Represents material omitted per the Company's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the  Securities Exchange Act of 1934, as amended.

SCHEDULE 2.1

LENDERS COMMITMENTS

Lender	Commitment
The PrivateBank and Trust Company	$35,000,000
TOTAL	$35,000,000

SCHEDULE 5.8

SUBSIDIARIES

Jefferson Capital Card Services, LLC is a wholly owned subsidiary of Jefferson Capital Systems, LLC.  Except for this arrangement, the Borrower has no Subsidiaries.

SCHEDULE 5.17

INSURANCE

GENERAL LIABILITY

Subject to the terms, conditions and exclusions of the policy, the general liability coverage is designed to respond to bodily injury, property damage, personal injury or advertising injury to others, arising out of the Borrower’s business and operations, for which the insured is legally liable.

AUTOMOBILE LIABILITY

Subject to the terms, conditions and exclusions of the policy, the automobile liability coverage responds to bodily injury or physical damage to others, arising out of the ownership, maintenance or use of covered vehicles under the policy, for which the Borrower is legally liable.

UMBRELLA LIABILITY

Subject to the terms, conditions and exclusions of the policy, the umbrella liability coverage pays on the insureds’ behalf, in excess of scheduled underlying insurance (general liability, automobile liability and employers liability), and for which the insured is legally obligated to pay as damages, because of bodily injury, property damage, personal injury or advertising injury done to others, and arising out of or in the course of conducting its business operations.

WORKERS COMPENSATION / EMPLOYERS LIABILITY

Section One of this policy provides statutory benefits for Workers Compensation; Section Two of the policy pays on behalf of the insured those damages for which they are legally obligated to pay because of bodily injury by accident of disease sustained by any employee of the insured, and arising out of and in the course of their employment by the insured.

BANKERS PROFESSIONAL LIABILITY

Subject to the terms, conditions and exclusions of the policy, the Bankers Professional Liability (BPL) policy protects the Insured’s interest for Wrongful Act’s in the event the Insured fails to render a Professional Service, as defined in the policy.

FINANCIAL INSTITUTION BOND

Subject to the terms, conditions and exclusions of the policy, the Financial Institution Bond covers the Insured mainly for dishonesty and fraud.  The bond is for the most part a first party policy - it protects the Insured against loss of the bank’s assets.

SCHEDULE 5.19

COLLECTION AGENCIES

***

*** Represents four pages omitted per the Company's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the  Securities Exchange Act of 1934, as amended.

SCHEDULE 5.20

DEPOSIT ACCOUNTS

***

*** Represents one page omitted per the Company's Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the  Securities Exchange Act of 1934, as amended.

SCHEDULE 6.10

PERMITTED INDEBTEDNESS

Indebtedness owed to Stearns Bank National Association in an aggregate principal amount not to exceed $354,259.00; provided, however, all such Indebtedness shall be repaid as provided in Section 6.21 of the Agreement.

SCHEDULE 6.14

PERMITTED LIENS

Liens in favor of Stearns Bank National Association as evidenced by UCC financing statements filed in Georgia and identified as file #0602009-06683 and file # 0602099-08678; provided, however, all such Liens shall be terminated as provided in Section 6.21 of the Agreement.